Exhibit 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI TO ACQUIRE EVERGREEN TANK SOLUTIONS; LEADER IN RENTAL

CONTAINMENT SOLUTIONS IN PETROCHEMICAL AND INDUSTRIAL END MARKETS

Conference Call with Accompanying Slide Deck: Friday, November 14th at 8:30 am ET

Tempe, AZ – November 13, 2014 – Mobile Mini, Inc. (Nasdaq GS: MINI) today announced that it has signed a definitive agreement to purchase Houston, TX-based Evergreen Tank Solutions (“ETS”), a leading provider of specialty containment solutions, for $405 million in cash. ETS, which directly serves large, blue-chip customers in the petrochemical, industrial and energy sectors, is the leader in integrated liquid and solid containment solutions in the Gulf region, and is the third largest provider of these services in the U.S. The company has approximately 300 employees in 28 locations throughout the country. The transaction is expected to close by the end of 2014, subject to customary closing conditions and regulatory approvals.

Transaction Highlights

•	Leading provider of specialty containment solutions in the Gulf region and the third largest provider in the U.S.

•	High return specialty rental business with EBITDA margins exceeding 40%

•	Expands Mobile Mini’s fleet of long-lived assets which generate high returns on capital

•	Provides significant cross-selling and expansion opportunities

•	Transaction will be accretive to free cash flow and EPS in 2015

•	Financing the acquisition by drawing on an increased ABL revolver

“The acquisition of ETS is perfectly aligned with our growth strategy and meets our four stated criteria for adding new product lines to our existing portfolio in that it provides front and back end synergies, a rental fleet with similar asset characteristics as our containers, a similar return and cash flow profile to our containers, and critical mass and scalability,” said Erik Olsson, Mobile Mini’s President and Chief Executive Officer. “ETS is an excellent complement to our core portable storage products given the overlap in customer groups and similarities in asset lives and asset management. In addition, I am very pleased that the strong ETS management team under Guy Huelat’s leadership is onboard to continue to run the business maximizing growth and profitability.”

ETS’ full-year 2014 revenues are anticipated to be approximately $108 million with adjusted EBITDA of $45 million and an adjusted EBITDA margin of approximately 42%. The business has a fleet of over 10,000 units comprised predominantly of steel tank containers, roll-off and vacuum boxes and stainless steel tank trailers. ETS has proven expertise in downstream energy markets, with several direct petrochemical customer relationships, as well as significant industrial exposure. Mobile Mini expects modest cost synergies to be achieved as a result of the transaction.

Mr. Olsson continued, “ETS provides an attractive avenue for incremental growth and deployment of free cash flow. Demand trends in ETS’ primary markets are favorable, driven by increasing waste streams from industrial plants, greater frequency of facility maintenance and more stringent environmental regulations. We are very pleased to be adding a well-positioned, high quality product offering to our existing platform and see significant growth opportunities for ETS going forward, including leveraging Mobile Mini’s nationwide presence.”

The acquisition is expected to be accretive to Mobile Mini’s free cash flow and earnings per share in 2015. Pro forma for the transaction as of September 30, 2014, Mobile Mini’s Debt-to-adjusted EBITDA ratio would have been approximately 4.8x. Mobile Mini expects strong cash flow to support deleveraging over the course of 2015.

Mobile Mini was advised by Barclays, as lead financial advisor, and Deutsche Bank. Davis Polk acted as the Company’s legal advisor.

Conference Call

Mobile Mini will host a conference call tomorrow, Friday, November 14, 2014, at 8:30 am ET to discuss this transaction. To listen to the call live, dial (201) 493-6739 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call and the reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the call can be accessed for approximately 14 days after the call at Mobile Mini’s website.

About Mobile Mini

Mobile Mini, Inc. is the world’s leading provider of portable storage solutions. Mobile Mini is included on the Russell 2000®® and 3000® Indexes and the S&P Small Cap Index. For more information visit www.mobilemini.com.

Forward Looking Statements

This news release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based on current information and expectations, which involve a number of risks and uncertainties that could cause actual results to differ materially. The forward-looking statements herein include statements regarding the company’s ability to grow and the company’s plans and expectations regarding the ability to close the acquisition and its accretiveness, ability to deleverage debt, ability to leverage our presence, ability to realize cost synergies, demand trends, 2014 and future financial results, business strategy, and objectives of management for future operations. In particular, these risks and uncertainties include difficulties in integrating the acquired operations; the possibility that expected growth and value will not be realized; and the uncertainty of business/economic conditions and the related growth trends. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expand,” “establish,” “expect,” “intend,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology and expressions to identify forward-looking statements. Therefore the company cautions you to not unduly rely on these forward-looking statements and encourages you to understand the risks and uncertainties described herein and as stated in the “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K as filed with the United States Securities and Exchange Commission.

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Mark Funk, Executive VP & CFO		The Equity Group Inc.
Mobile Mini, Inc.		Fred Buonocore (212) 836-9607
(480) 477-0241 www.mobilemini.com		Linda Latman (212) 836-9609

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